Exhibit 10.10

[TJX Letterhead]

Mr. Alexander Smith

The TJX Companies, Inc.

770 Cochituate Road

Framingham, MA  01701

Re:                               Modification of Employment Agreement

Dear Mr. Smith:

Reference is made to the Employment Agreement dated as of April 5, 2005 (the “Agreement”) between you and The TJX Companies, Inc. (the “Company”), as modified by the letter agreement dated September 7, 2005.  The Company proposes to amend the Agreement, as so modified, as follows:

(i) amending the section thereof captioned “RECITALS” so that it reads in its entirety:  “The Company and Executive intend that Executive shall serve the Company as Senior Executive Vice President on the terms set forth below and, to that end, deem it desirable and appropriate to enter into this Agreement.”;

(ii) amending Section 2(a) thereof  to read in its entirety:  “Nature of Services.  Executive shall diligently perform the duties and responsibilities of Senior Executive Vice President and such additional executive duties and responsibilities as shall from time to time be assigned to him by the President and/or the Chief Executive Officer of the Company.”;

(iii) amending Section 3(g) thereof by adding the following sentence at the end of said Section 3(g): “For the avoidance of doubt, and notwithstanding anything to the contrary contained in any plan, program or agreement, except as expressly provided in the immediately preceding sentence the Company shall not be liable for, and shall not reimburse Executive or members of his family for, any travel expenses or related or similar expenses incurred by or for the benefit of Executive’s spouse or other members of Executive’s family.”;

(iv) amending the first paragraph of Section 5(a) thereof so that the words “(iii) termination by Executive in the event that (A) Executive is required to report other than to the Chief Executive Officer, or (B) Executive is relocated more than forty (40) miles from the current corporate headquarters of the Company, in either case without his prior written consent (a “Constructive Termination”)” are replaced with the words “(iii) termination by Executive in the event that (A) Executive is required to report other than to the President and/or Chief Executive Officer, or (B) Executive is relocated more than forty (40) miles from the current corporate headquarters of the Company, in either case without his prior written consent (a “Constructive Termination”)”; and

(v) amending the last sentence of Section 5(b) so that it reads in its entirety:  “For purposes of the two preceding sentences, “service in a position acceptable to Executive” shall be deemed to mean service as Senior Executive Vice President or service in such other position, if any, as may be acceptable to Executive.”

If you agree with the foregoing proposed amendments to the Agreement, please so indicate by signing the enclosed copy of this letter agreement and returning it to Mr. Paul Kangas, whereupon the Agreement, as previously modified, will be deemed amended, effective immediately, to incorporate the changes set forth above and, except as so amended or as previously modified, the Agreement will continue in effect in accordance with its terms.  This letter agreement shall constitute an agreement under seal.

The TJX Companies, Inc.

By:	/s/ Carol Meyrowitz

I agree to the amendments described above
to the Employment Agreement dated as of
April 5, 2005 between me and The TJX
Companies, Inc., as previously modified,
effective as of the date set forth below:

/s/ Alexander Smith
Alexander Smith

Date: October 17, 2005